Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD NAMES STEPHEN M. CARTER
AND GREGOR S. BAILAR TO BOARD OF DIRECTORS
WASHINGTON D.C. (July 2, 2007)—The Corporate Executive Board Company (CEB) (NASDAQ: EXBD) today announced the election of Stephen M. Carter and Gregor S. Bailar to its Board of Directors.
Mr. Carter is the President, Chief Executive Officer and a Director for Superior Essex, Inc. (NASDAQ:SPSX), a global leader in the design, manufacture and supply of wire and cable products. Before joining Superior Essex, Mr. Carter was President and Chief Executive Officer of Cingular Wireless, a provider of wireless services. Mr. Carter also has served in various positions with SBC Communications and its predecessor company, Southwestern Bell, including President and Chief Executive Officer of SBC Wireless, President of SBC Strategic and Special Markets and President/Chief Executive Officer of Southwestern Bell Telecom. Mr. Carter is a Fellow of the Chartered Institute of Management Accountants and holds a Masters Degree from the City University Business School in London.
Mr. Bailar is Chief Information Officer (CIO) of Capital One Financial Corp. (NYSE:COF), a financial services company, and is responsible for all technology activities for its businesses globally. Mr. Bailar recently announced that he will be leaving Capital One after six years as CIO to pursue various philanthropic interests. Prior to joining Capital One, Mr. Bailar served as CIO and Executive Vice President for Operations and Technology for the National Association of Securities Dealers Inc./The NASDAQ Stock Market. Mr. Bailar also served in a number of leadership roles at Citigroup Inc., including Managing Director and Vice President of Advanced Development, Global Corporate Banking; and Chief Technology Architect and Director of Enterprise Technology for Global Relationship Banking. Mr. Bailar is a Director of Endurance Specialty Holdings Ltd. (NYSE:ENH), a global provider of property and casualty insurance and reinsurance. Mr. Bailar serves as a Director on the National Wildlife Federation Board of Directors and had been a Director of Digitas Inc. until its merger with Publicis Groupe. Mr. Bailar holds a BA degree in Electrical Engineering and Computer Science from Dartmouth College.
Thomas L. Monahan, CEO of The Corporate Executive Board, commented, “We are delighted to welcome both Gregor and Stephen to the CEB Board of Directors. Their strengths will prove extremely valuable as we continue to grow and scale the company. Gregor’s proven record of strategic insight and technology leadership will be a valuable asset as advances in technology continue to shape our members’ businesses, and our own. Stephen’s track record as a strategist and as a leader of high growth organizations will provide us with valuable perspective as we grow CEB and extend the network on a global basis. As an added benefit, both Gregor and Stephen come to us with direct experience as members of our programs, ensuring that our path forward at the corporate level is directly guided by the needs and perspectives of the companies that we are privileged to serve.”
With their election, CEB’s Board of Directors now consists of eight directors, six of whom are independent under NASDAQ’s rules.
The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 3,700 of the world’s largest and most prestigious corporations, including over 80% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 275,000 corporate best practices.
- END -